Exhibit 99.1

NEWS

For immediate release

Media Contact:	Chris Mason
Director, Corporate Communications
(630) 227-2062
chris.mason@aarcorp.com
Web address: www.aarcorp.com

GERALD FITZGERALD, JR. ELECTED TO AAR CORP. BOARD OF DIRECTORS

WOOD DALE, ILLINOIS, April 13, 2006 — AAR CORP. (NYSE:AIR) announced today that its Board of Directors has elected Gerald F. Fitzgerald, Jr., President and Chairman of Cornerstone Bancorp and LaSalle Bancorp, Inc. (LaSalle, Illinois), as a director of the Company for a three-year term.

Fitzgerald currently serves as a director of Hometown National Bank and Southern Wisconsin Bankshares and has held a senior position with Harris Bank. Previously, he was President and Chief Executive Officer of Suburban Bancorp.

“Gerald brings a wealth of economic and leadership experience to the Board of Directors of AAR CORP.  and we are very pleased to welcome him as we position the business for future growth,” said David P. Storch, Chairman, President and CEO of AAR CORP.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101